EXHIBIT 2.2

STOCK PURCHASE AGREEMENT

Among

HARVARD BIOSCIENCE, INC.

TRIANGLE BIOSYSTEMS, INC.

THE SELLERS PARTY HERETO

and

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

Dated as of October 1, 2014

Table of Contents

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		1

2.	PURCHASE AND SALE OF SHARES		8
	2.1.	Purchase and Sale of Shares	8
	2.2.	The Closing	8
	2.3.	Enterprise Value	9
	2.4.	Estimated Purchase Price	9
	2.5.	Accounts Receivable Statement	9
	2.6.	Final Determination of Closing Date Accounts Receivable	10
	2.7.	Payment of Accounts Receivable Adjustment	10
	2.8.	Payment of Closing Cash Adjustment	10
	2.9.	Insufficient Escrow	11

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		11
	3.1.	Organization	11
	3.2.	Power and Authorization	11
	3.3.	Authorization of Governmental Authorities	11
	3.4.	Noncontravention	11
	3.5.	Capitalization of the Company	12
	3.6.	Financial Matters	12
	3.7.	Absence of Undisclosed Liabilities	13
	3.8.	Absence of Certain Developments	13
	3.9.	Debt	14
	3.10.	Ownership of Assets; Sufficiency	15
	3.11.	Accounts Receivables and Inventory	15
	3.12.	Real Property	15
	3.13.	Intellectual Property	16
	3.14.	Legal Compliance; Illegal Payments; Permits	17
	3.15.	Tax Matters	17
	3.16.	Employee Benefit Plans	19
	3.17.	Environmental Matters	20
	3.18.	Contracts	21
	3.19.	Affiliate Transactions	23

i

	3.20.	Customers and Suppliers	23
	3.21.	Employees	23
	3.22.	Litigation; Government Orders	24
	3.23.	Product Warranties; Product Liability	24
	3.24.	Insurance	24
	3.25.	Powers of Attorney	25
	3.26.	No Brokers	25

4.	INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS		25
	4.1.	Power and Authorization	25
	4.2.	Authorization of Governmental Authorities	25
	4.3.	Noncontravention	25
	4.4.	Title	26
	4.5.	No Brokers	26

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER		26
	5.1.	Organization	26
	5.2.	Power and Authorization	26
	5.3.	Authorization of Governmental Authorities	26
	5.4.	Noncontravention	26
	5.5.	No Brokers	27

6.	COVENANTS		27
	6.1.	Transaction Expenses; Debt	27
	6.2.	Sellers’ Release and Termination of Restricted Stock Purchase Agreement	27
	6.3.	Confidentiality	27
	6.4.	Publicity	27
	6.5.	Noncompetition and Nonsolicitation	27
	6.6.	Further Assurances	28

7.	DELIVERIES OF THE SELLERS AT THE CLOSING		28
	7.1.	Transfer Materials.	28
	7.2.	Resolutions	28
	7.3.	Good Standing Certificates	28
	7.4.	Consents, etc.	28

	7.5.	FIRPTA Certificate	28
	7.6.	Ancillary Agreements	28
	7.7.	Resignations	29
	7.8.	Pay-off Letters and Lien Releases	29
	7.9.	Terminations	29
	7.10.	Employment Agreement	29
	7.11.	Real Property	29

8.	DELIVERIES OF THE BUYER AT THE CLOSING		29
	8.1.	Proceeds at Closing	29
	8.2.	Resolutions	29
	8.3.	Consents, etc.	29
	8.4.	Escrow Agreement	29
	8.5.	Real Property	30

9.	CONDITIONS TO CLOSING		30
	9.1.	Conditions to Obligations of Buyer	30

10.	INDEMNIFICATION		30
	10.1.	Indemnification by the Sellers	30
	10.2.	Indemnification by the Buyer	31
	10.3.	Time for Claims	32
	10.4.	Third Party Claims	32
	10.5.	No Circular Recovery	33
	10.6.	Manner of Payment	33
	10.7.	Remedies Exclusive	34
	10.8.	Tax Treatment	34
	10.9.	Mitigation	34
	10.10.	Knowledge and Investigation; Waiver	34

11.	TAX MATTERS		34
	11.1.	Pre-Closing Income Tax Returns	34
	11.2.	Pre-Closing Non-Income Tax Returns and Straddle Returns	34
	11.3.	Allocations	35
	11.4.	Tax Sharing Agreements	35
	11.5.	Certain Taxes and Fees	35
	11.6.	Cooperation on Tax Matters	35

12.	MISCELLANEOUS		36
	12.1.	Notices	36
	12.2.	Succession and Assignment; No Third-Party Beneficiary	37
	12.3.	Amendments and Waivers	37
	12.4.	Provisions Concerning Sellers’ Representative	38
	12.5.	Entire Agreement	38
	12.6.	Schedules	39
	12.7.	Counterparts	39
	12.8.	Severability	39
	12.9.	Headings	39
	12.10.	Construction	39
	12.11.	Governing Law	39
	12.12.	Jurisdiction; Venue; Service of Process	40
	12.13.	Specific Performance	40
	12.14.	Waiver of Jury Trial	41

Exhibit A	Escrow Agreement
Exhibit B	Employment Agreement
Exhibit C	Morizio Non-Competition and Non-Solicitation Agreement
Exhibit D	Non-Competition and Non-Solicitation Agreement (HBIO form)

List of Schedules

Schedule 3.1	Organization
Schedule 3.4	Noncontravention
Schedule 3.5	Capitalization of the Company
Schedule 3.6	Financial Matters
Schedule 3.6.2	Exceptions
Schedule 3.6.3	Inventory
Schedule 3.7	Absence of Undisclosed Liabilities
Schedule 3.8	Absence of Certain Developments
Schedule 3.9	Debt
Schedule 3.10	Ownership of Assets; Sufficiency
Schedule 3.11.2	Accounts Receivable and Inventory
Schedule 3.12	Real Property
Schedule 3.13.1	Intellectual Property – Ownership and Right to Use
Schedule 3.13.2	Intellectual Property – Infringements
Schedule 3.13.3	Intellectual Property – Scheduled Intellectual Property Rights
Schedule 3.13.4	Intellectual Property – IP Contracts

Schedule 3.14	Legal Compliance; Illegal Payments; Permits
Schedule 3.16.2	Employee Plans
Schedule 3.17	Environmental Matters
Schedule 3.18	Contracts
Schedule 3.19	Affiliate Transactions
Schedule 3.20	Customers and Suppliers
Schedule 3.21	Employees
Schedule 3.22	Litigation; Government Orders
Schedule 3.23.1	Product Warranties
Schedule 3.23.2	Claims
Schedule 3.24	Insurance
Schedule 3.25	Powers of Attorney
Schedule 7.4	Consents
Schedule 7.7	Resignations
Schedule 7.9	Terminations
Schedule 8.3	Buyer Consents

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement dated as of October 1, 2014 (as amended or otherwise modified, this “Agreement”) is among Harvard Bioscience, Inc., a Delaware corporation (the “Buyer”), Triangle BioSystems, Inc., a Delaware corporation (the “Company”), each Person that has signed this Agreement as a “Seller” (collectively, the “Sellers”) and James Morizio as the representative of the Sellers (the “Sellers’ Representative”).

RECITALS

WHEREAS, the Sellers are the record and beneficial owners of all of the outstanding shares of Capital Stock of the Company which, as of the date hereof, consist of 1,000,000 shares of the Company’s Voting Common Stock, par value $.0001, and 192,187 shares of the Company’s Non-Voting Common Stock, par value $.0001 (collectively, the “Shares”), such Shares being the only equity interests of the Company;

WHEREAS, the Sellers desire to sell, transfer and deliver, and Buyer desires to acquire, all of the Shares, subject to the terms and conditions set forth in this Agreement;

WHEREAS, at the Closing, the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the Shares, subject to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, to induce the Buyer to enter into this Agreement and consummate the transactions contemplated hereunder, each of the Sellers is willing to be bound by the Restrictive Covenants applicable to such Seller.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

 “1933 Act” means the Securities Act of 1933.

“Accounts Receivable” means all accounts receivable of the Company, net of allowance for doubtful accounts, as determined in accordance with past practices of the Company.

“Accounts Receivable Adjustment Amount” is defined in Section 2.7.

 “Accounts Receivable Referee” is defined in Section 2.6.

“Accounts Receivable Statement” is defined in Section 2.5.

“Accounts Receivable Target” means $362,000.

“Action” means any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, grievance, arbitration, investigation, opposition, interference, hearing, mediation, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

 “Affiliate” means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, manager or director of, or direct or indirect beneficial holder of at least 10% of any class of the equity interests of, such specified Person, (c) each Person that is managed by a common group of executive officers, managers and/or directors as such specified Person, (d) the members of the immediate family (i) of each officer, manager, director or holder described in clause (b) above and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in the foregoing clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 10% of any class of equity interests at such time.

 “Ancillary Agreements” means the Escrow Agreement, the Employment Agreement and the Morizio Non-Competition and Non-Solicitation Agreement.

“Annual Financials” is defined in Section 3.6.1(a).

“Assets” means, with respect to the Company, the Company’s properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).

 “Authorized Action” is defined in Section 12.4.3.

“Business”  means the businesses conducted by the Company.

“Business Day” means any weekday other than a weekday on which banks in Boston Massachusetts are authorized or required to be closed.

“Buyer Indemnified Person” is defined in Section 10.1.1.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests and any and all warrants, options or rights to purchase any of the foregoing.

“Closing” is defined in Section 2.2.

“Closing Cash” means the cash of the Company as of the Closing Date determined in accordance with GAAP, which shall be finally determined pursuant to Section 2.6.

“Closing Cash Adjustment Amount” is defined in Section 2.8.

“Closing Cash Target” means $500,000.00.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Date Accounts Receivable” means the Accounts Receivable of the Company as of the Closing Date and calculated consistent with past practices, with Accounts Receivable greater than 120 days from the date of invoice valued at fifty (50%) of the face value thereof, which shall be finally determined pursuant to Section 2.6.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the  Company or used by the Company in connection with the Business, including all Intellectual Property Rights in and to Company Technology.

 “Company Plan” is defined in Section 3.16.2.

“Company Registrations” is defined in Section 3.13.3.

“Company Technology” means any and all Technology used in connection with the Business.

“Compensation” means, with respect to any Person, all wages, salaries, commissions, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of equity interests), required to be made or that have been made directly or indirectly by the Company to such Person or Affiliates of such Person.

 “Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the acquisition of the Shares and (b) the execution, delivery and performance of the Ancillary Agreements.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities) or in respect of loans or advances (including, any prepayment premiums due or arising as a result of the consummation of the Contemplated Transactions), (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for deferred rent or the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business and –with respect to trade payables incurred prior to the Most Recent Balance Sheet Date - reflected on the Financials, but including any deferred purchase price liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions and, in each case, whether or not contingent), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances (in each case whether or not drawn, contingent or otherwise), (f) in respect of deferred compensation for services (other than with respect to such compensation owed to salespeople on account of commissions and that are either (x) reflected on the Interim Financials or (y) incurred subsequent to the date thereof in the ordinary course and in a manner consistent with past practice) or in respect of any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (g) in respect of severance, change of control payments, stock appreciation rights payments, stay bonuses, retention bonuses, transaction bonuses and other bonuses and similar liabilities due or arising (either alone or in combination with any other event) as a result of the consummation of the Contemplated Transactions (and excluding any such liabilities that may arise as a result of actions taken by the Buyer or any of its Affiliates in connection with the Contemplated Transactions after the Closing Date), (h) any amounts owed to any Person under any noncompetition, consulting or similar arrangements, (i) for contractual obligations relating to interest rate protection, swap agreements and collar agreements and (j) in the nature of guarantees of the obligations described in the foregoing clauses (a) through (i) of any other Person (other than the Company), and (k) including for each of the foregoing clauses (a) through (j), any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, make-whole payments, commitment, breakage and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith.

“Deductible” is defined in Section 10.1.2.

“Determination Date” is defined in Section 2.6.

“Disclosed Contract” is defined in Section 3.18.2.

“Dispute Notice” is defined in Section 2.6.

“Employee Plan” is defined in Section 3.16.1.

“Employment Agreement” means that certain employment agreement with James Morizio substantially in the form of Exhibit B.

“Encumbrance” means any charge, community or other marital property interest, equitable interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction, encumbrance or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of, any other attribute of ownership.

“Enterprise Value” is defined in Section 2.3.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Burns & Levinson LLP.

“Escrow Amount” means $250,000.

“Escrow Agreement” means that certain escrow agreement substantially in the form of Exhibit A.

“Estimated Closing Adjustment Amount” is defined in Section 2.4.

“Excluded Liability” means individually, and “Excluded Liabilities” means collectively, all Liabilities of the Company or otherwise relating to or arising from the ownership or operation of the Business on or prior to the Closing Date (in each case, whether or not disclosed on the disclosure schedules hereto), including all Liabilities (i) arising from or relating to any violation of Law, (ii) arising from or relating to any product manufactured, distributed or sold prior to the Closing, other than ordinary course accounts payable as set forth below, (iii) arising from or relating to any pending or threatened Action, (iv) arising from or relating to any treatment, storage, disposal, transportation, handling, release of, or contamination by, any Hazardous Substance occurring or existing prior to the Closing, (v) under Environmental Laws arising from underlying facts, events, or conditions first existing or first occurring prior to the Closing, (vi) relating to or arising from the Employee Plan, (vii) for severance, retirement or deferred compensation benefits or relating in any manner to workman’s compensation or related injuries or circumstances, (viii)  all Debt of the Company outstanding as of immediately prior to, but assuming consummation of, the Closing, (ix) for Taxes attributable to a Pre-Closing Periods and the non-payment thereof, and (x) product liability claims (i.e., claim alleging defects in design or manufacture) until such time as evidence of the extension of the Company’s existing product liability insurance through October 1, 2015, is provided to Buyer by the Sellers (and then such claims shall not be deemed to be “Excluded Liabilities” during any period when such insurance was in effect); provided that “Excluded Liabilities” shall not include and the Buyer is assuming (provided the same shall remain liabilities of the Company): (a) the current portion of ordinary course accounts payable and accrued expenses owed to third parties (e.g., excluding any intercompany accounts) (but expressly not to include any other Liabilities otherwise owed to such third parties relating to any failure to perform, improper performance, warranty or other breach, default or violation by the Company or any Sellers on or prior to the Closing, all of which shall be Excluded Liabilities); (b) performance obligations under contracts that are not terminated (other than Liabilities for breach, non-performance or default arising at or prior to the Closing, all of which shall be Excluded Liabilities);  (c) the Tax Liability (as defined in Section 11.1); (d) product warranty claims that arise in the ordinary course of business and in amounts consistent with past practice and (e) product liability claims (i.e., claim alleging defects in design or manufacture) to the extent such clams are not covered by Seller’s existing product liability insurance, provided that the Company’s existing product liability insurance is extended through October 1, 2015 as provided above.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Financials” is defined in Section 3.6.1(b).

“Fundamental Representations” is defined in Section 10.3.

 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Hazardous Substance” is defined in Section 3.17.

“Inbound IP Contracts” is defined in Section 3.13.4.

 “Indemnity Claim” means a claim for indemnity under Sections 10.1 or 10.2, as the case may be.

 “Indemnified Party” means, with respect to any Indemnity Claim, the Person asserting such claim under Sections 10.1 or 10.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the Buyer Indemnified Person or the Seller Indemnified Person under Sections 10.1 or 10.2, as the case may be, against whom such claim is asserted.

“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including (a) patents, copyrights, mask work rights, confidential information, trade secrets, database rights and all other proprietary rights in Technology; (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith; (c) domain names, rights of privacy and publicity, and moral rights; (d) any and all registrations, applications, recordings, licenses, common-law rights and contractual rights relating to any of the foregoing; and (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Interim Financials” is defined in Section 3.6.1(b).

“IP Contracts” is defined in Section 3.13.4.

“IRS” means the United States Internal Revenue Service.

 “Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cost or expense, cause of action, or other obligation or loss (including loss of benefit or relief), of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Losses” is defined in Section 10.1.1.

“Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets or condition (financial or otherwise) of the Company which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets or condition (financial or otherwise) of the Company, taken as a whole, other than any one or more of the following:  (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company operates; or (iii) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the Contemplated Transactions, except, in each case of (i) or (ii), if the effect on the Company is disproportionate to the effect on other participants in the industry in which the Company operates such effect shall be considered in determining whether there has been a Material Adverse Effect.

“Material Contracts” is defined in Section 3.18.1.

“Morizio” is defined in Section 10.1.1.

“Most Recent Balance Sheet” is defined in Section 3.6.1(a).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(a).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) in the normal day-to-day operations of such Person.

“Outbound IP Contracts” is defined in Section 3.13.4.

“Permits” means, with respect to any Person, any license, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business that are not yet due and payable, (c) restrictions on the transfer of securities arising under federal and state securities laws; and (d) purchase money security interests arising in the Ordinary Course of Business, and as listed on Schedule 3.10.

“Person” means any natural person or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Pre-Closing Periods” is defined in Section 11.1.

“Purchase Price” is defined in Section 2.3.

“Real Property” is defined in Section 3.12.1.

“Real Property Leases” is defined in Section 3.12.1.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restrictive Covenants” means the restrictive covenants applicable to the Sellers under Sections 6.3 and 6.5 hereof.

 “Scheduled Intellectual Property Rights” is defined in Section 3.13.3.

 “Sellers’ Knowledge” (or similar phrase) means the actual knowledge of James Morizio, or such knowledge as would have been reasonably acquired by James Morizio in the conduct of his duties to the Company in the Ordinary Course of Business.

 “Seller Indemnified Person” is defined in Section 10.2.

 “Straddle Period” is defined in Section 11.3.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

 “Tax” or “Taxes” means  any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of a similar nature to taxes, including any interest, penalty, or addition thereto, in each case whether disputed or not.

“Tax Liability” is defined in Section 11.3.

“Tax Return” means any return, declaration, report, or information return or statement required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise and all documents and other materials recording any of the foregoing.

“Third Party Claim” is defined in Section 10.4.1.

“Transaction Expenses” means the costs, fees and expenses (including legal, accounting, investment banking, advisory and other costs, fees and expenses) of the Company and the Sellers incurred or committed to in connection with the negotiation, execution and consummation of this Agreement and the Contemplated Transactions, including, without limitation, any costs and expenses in connection with redemptions required in connection with any Stock Restriction Agreements.

 “Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

 Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Exhibit or Schedule to, this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

2.	PURCHASE AND SALE OF SHARES.

2.1. Purchase and Sale of Shares.  At the Closing, subject to the terms and conditions of this Agreement, the Sellers will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Sellers, the Shares, free and clear of all Encumbrances, for the Purchase Price (as defined below).

2.2. The Closing.

 The closing of the transactions set forth in Section 2.1 (the “Closing”) will take place at the offices of Burns & Levinson LLP at 125 Summer Street, Boston, Massachusetts, on the date hereof, or at such other place and on such other date as is mutually agreed upon by the Buyer and the Sellers’ Representative. The purchase and transfer of the Shares shall be effective at 12:01 am EST, on the Closing Date.

2.3. Enterprise Value.

 The aggregate consideration to be paid at Closing will be an amount equal to $2,100,000.00 (the “Enterprise Value”), as adjusted in accordance with Section 2.4 with respect to the Estimated Closing Adjustment Amount and the Estimated Closing Cash Adjustment Amount, and such adjusted Enterprise Value, will be paid by wire transfer of immediately available federal funds to the accounts and in the amounts specified by the Sellers’ Representative to the Buyer in a written flow of funds provided not fewer than two Business Days prior to the scheduled Closing Date (and the parties hereby acknowledge and agree that the Buyer will be entitled to rely on such specified instructions and allocations and, upon transfer of such funds pursuant to the instructions provided by the Sellers’ Representative, except for any adjustments following the Closing in accordance with Sections 2.7 and 2.8 (and any payments made to the Sellers pursuant to Section 10.2, if applicable), the Buyer will have no further liability for the payment of any portion of the Enterprise Value), as follows: (a) first, to the holders of the Debt of the Company as of the Closing, the aggregate amount necessary to satisfy and extinguish all such Debt; (b) second, to those Persons designated by the Sellers’ Representative, the aggregate amount required to pay and satisfy in full all Transaction Expenses; (c) third, to the Escrow Agent, the Escrow Amount for deposit pursuant to the Escrow Agreement; and (d) fourth, after payment of the amounts specified in clause (a) through (c) above, to the holders of the Shares, upon delivery to the Buyer of certificates evidencing the Shares duly endorsed (or accompanied by duly executed stock transfer powers) the remainder of the Enterprise Value (such aggregate amount payable to the holders of the Shares, the “Purchase Price”).

2.4. Estimated Purchase Price.

 No later than two Business Days prior to the Closing Date, the Company has delivered to the Buyer a certificate of an officer of the Company, with supporting documentation, setting forth the Company’s good faith estimate as of the Closing of (i) the Debt of the Company, (ii) the Transaction Expenses, (iii) the Closing Cash (the “Estimated Closing Cash”) and the Estimated Closing Cash Adjustment Amount, and (iv) the Closing Date Accounts Receivable and the Estimated Closing Adjustment Amount (such certificate, the “Closing Certificate”).  The Buyer and its Representatives have been given reasonable access to all of the Company’s books and records relating to the preparation of the Closing Certificate. The “Estimated Closing Adjustment Amount,” which may be positive or negative, means (i) the estimate of the Closing Date Accounts Receivable set forth in the Closing Certificate minus (ii) the amount of the Accounts Receivable Target.  The “Estimated Closing Cash Adjustment Amount,” which may be positive or negative, means (i) the estimate of the Closing Date Cash set forth in the Closing Certificate minus (ii) the amount of the Closing Cash Target.  For purposes of the payment to be paid pursuant to Section 2.3 on the Closing Date, if the Estimated Closing Adjustment Amount is a positive number, then the Enterprise Value will be increased by the Estimated Closing Adjustment Amount, or if the Estimated Closing Adjustment Amount is a negative number, the Enterprise Value will be decreased by the absolute value of the Estimated Closing Adjustment Amount. For purposes of the payment to be paid pursuant to Section 2.3 on the Closing Date, if the Estimated Closing  Cash Adjustment Amount is a positive number, then the Enterprise Value will be increased by the Estimated Closing Cash Adjustment Amount, or if the Estimated Closing Cash Adjustment Amount is a negative number, the Enterprise Value will be decreased by the absolute value of the Estimated Closing Cash Adjustment Amount.

2.5. Accounts Receivable Statement.

 Within 120 days after the Closing Date, the Buyer (or the Company on behalf of the Buyer) will prepare or cause to be prepared, and will provide to the Sellers’ Representative, a written statement (the “Accounts Receivable Statement”) setting forth in reasonable detail its calculations of the (i) Closing Date Accounts Receivable and (ii) Closing Cash.

2.6. Final Determination of Closing Date Accounts Receivable.

 The calculations of Closing Date Accounts Receivable and Closing Cash set forth in the Accounts Receivable Statement will be final, conclusive and binding on the parties hereto for purposes of this Article 2 unless the Sellers’ Representative provides a written notice (a “Dispute Notice”) to the Buyer no later than the thirtieth day after the Sellers’ Representative’s receipt of the Accounts Receivable Statement setting forth in reasonable detail (a) any item on the Accounts Receivable Statement which the Sellers’ Representative believes has not been prepared in accordance with past practices of the Company and (b) the correct amount of such item in accordance with past practices of the Company.  The Sellers’ Representative and its Representatives will be given reasonable access to all of the Company’s books, records, accounts, systems, facilities and employees relating to the preparation of the Accounts Receivable Statement.  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties hereto for purposes of this Article 2.  The Buyer and the Sellers’ Representative will attempt to resolve the matters raised in a Dispute Notice in good faith.  Five (5) Business Days after delivery of the Dispute Notice, either the Buyer or the Sellers’ Representative may provide written notice to the other that it elects to submit the disputed items to a nationally or regionally recognized independent accounting firm chosen jointly by the Buyer and the Sellers’ Representative (the “Accounts Receivable Referee”).  The Accounts Receivable Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with past practices of the Company (i.e., not on the basis of an independent review); provided, that the Accounts Receivable Referee will not assign a value to any item greater than the greatest value for such item, or lower than the lowest value of such item, claimed in any Dispute Notice presented to the Accounts Receivable Referee pursuant hereto.  The fees and expenses of the Accounts Receivable Referee will be shared equally by the Sellers’ Representative and the Buyer, and the decision of the Accounts Receivable Referee with respect to the items of the Accounts Receivable Statement submitted to it will be final, conclusive and binding on the parties hereto for purposes of this Article 2. Each of the Buyer and the Sellers’ Representative agrees to use its commercially reasonable efforts to cooperate with the Accounts Receivable Referee and to cause the Accounts Receivable Referee to resolve any dispute no later than thirty Business Days after submitting the disputed items to the Accounts Receivable Referee.  The date on which the Closing Date Accounts Receivable and Closing Cash are finally determined in accordance with this Section 2.6 (whether by the Sellers’ Representative’s acceptance of the amounts set forth in the Accounts Receivable Statement, by agreement of the Sellers’ Representative and the Buyer, or by determination of the Accounts Receivable Referee) is hereinafter referred as to the “Determination Date.”

2.7. Payment of Accounts Receivable Adjustment.

 The “Accounts Receivable Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Accounts Receivable as finally determined pursuant to Section 2.6, minus (ii) the estimated Closing Date Accounts Receivable set forth in the Closing Certificate.  Within 5 Business Days after the Determination Date: (a) if the Accounts Receivable Adjustment Amount is positive, then the Buyer will pay such amount to the Sellers by wire transfer of immediately available funds pursuant to the instructions on the written flow of funds previously provided by the Sellers’ Representative in connection with the Closing; and (b) if the Accounts Receivable Adjustment Amount is negative, then an amount equal to the absolute value of the Accounts Receivable Adjustment Amount will be paid to the Buyer from the Escrow Amount in accordance with the terms of the Escrow Agreement.

2.8. Payment of Closing Cash Adjustment.

 The “Closing Cash Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Cash as finally determined pursuant to Section 2.6, minus (ii) the Estimated Closing Cash.  Within 5 Business Days after the Determination Date: (a) if the Closing Cash Adjustment Amount is positive, then the Buyer will pay such amount to the Sellers by wire transfer of immediately available funds pursuant to the instructions previously provided by the Sellers’ Representative; and (b) if the Closing Cash Adjustment Amount is negative, then an amount equal to the absolute value of the Closing Cash Adjustment Amount will be paid to the Buyer from the Escrow Amount in accordance with the terms of the Escrow Agreement.

2.9           Insufficient Escrow.

If because of claims that are resolved in the Buyer’s favor hereunder or unresolved claims that have been made in good faith by the Buyer in accordance with this Agreement, the available amount of the Escrow Amount is less than the Accounts Receivable Adjustment Amount or the Closing Cash Adjustment Amount, applicable, to be paid to the Buyer in accordance with Sections 2.7 or 2.8, Morizio shall make payment by wire transfer of immediately available funds to the Company of the amount of such difference.

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY.

The Company represents and warrants to the Buyer:

3.1. Organization.

 Schedule 3.1 sets forth for the Company its correct legal name, jurisdiction of organization and a true and correct list of its directors and officers.  The Company is (a) duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified to do business and in good standing in North Carolina and each other jurisdiction where such qualification is required, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect.  The Sellers’ Representative has delivered to the Buyer true, accurate and complete copies of (x) the organizational documents of the Company and (y) the minute books of the Company which contain records of all meetings held, and other corporate actions taken, by its stockholders or members, its board of directors or other governing body, and any committees appointed by its board of directors or other governing body.

3.2. Power and Authorization.

 The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions related thereto are within the power and authority of the Company and have been duly authorized by all necessary action on the part of the Company.  This Agreement and each Ancillary Agreement to which the Company is a party (a) has been duly executed and delivered by the Company and (b) is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The Company has the full power and authority necessary to own and use its Assets and carry on the Business.

3.3. Authorization of Governmental Authorities.

 No action by (including any authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions by the Company.

3.4. Noncontravention.

 Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by the Company or any Seller of this Agreement or any Ancillary Agreement to which he, she or it is a party nor the consummation of the Contemplated Transactions will: (a) violate any Legal Requirement applicable to the Company; (b) result in the modification, acceleration, termination, breach or violation of, or default under, any Disclosed Contract; (c) require any action by or in respect of, the Company under any Disclosed Contract; (d) result in the creation or imposition of an Encumbrance (other than a Permitted Encumbrance) upon, or the forfeiture of, any material Asset; or (e) result in a breach or violation of, or default under, the organizational documents of the Company.

3.5. Capitalization of the Company.

 The entire authorized Capital Stock of the Company is as set forth on Schedule 3.5.  All of the outstanding shares of Capital Stock of the Company have been duly authorized, validly issued and are fully paid and non-assessable.  None of the securities of the Company was issued in violation of (a) the 1933 Act, any state “blue sky” or securities laws or any similar Legal Requirement or (b) any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its equity interests.  The Company holds no shares of its Capital Stock in its treasury.  All of the outstanding equity interests of the Company are held of record and beneficially owned by the Persons and in the respective amounts set forth in Schedule 3.5.  The Sellers have delivered to the Buyer true, accurate and complete copies of the stock ledger of the Company which reflects all issuances, transfers, repurchases and cancellations of shares of its Capital Stock.  Schedule 3.5 lists all Restricted Stock Purchase Agreements entered into by all Sellers (each a “Restricted Stock Purchase Agreement”). The Company has no Subsidiaries.  There are no preemptive rights or other similar rights in respect of any equity interests in the Company, which have not been waived by Sellers prior to the Closing Date. Except as imposed by applicable securities laws, there are no Encumbrances on, or other contractual obligations relating to, the ownership, transfer or voting of any equity interests in the Company, or otherwise affecting the rights of any holder of the equity interests in the Company, which will not be waived by Sellers prior to the Closing Date.  Except for the Contemplated Transactions, there is no contractual obligation, or provision in the organizational documents of the Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interests in the Company and there are no existing rights with respect to registration under the 1933 Act of any equity interests in the Company.

3.6. Financial Matters.

3.6.1. Attached to Schedule 3.6 are copies of each of the following:

(a) the balance sheet of the Company as at July 31, 2014 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”), and the balance sheet of the Company as at December 31, 2013 and the related statements of income, stockholders’ and member’s equity and cash flows for the fiscal years then ended (collectively, the “Annual Financials”);

(b) the balance sheet of the Company as at July 31, 2014, and the related statement of income, and changes in equity of the Company for the seven (7) months then ended (the “Interim Financials” and collectively with the Annual Financials, the “Financials”).

3.6.2. Except as disclosed on Schedule 3.6.2, the Financials (including any notes thereto) (a) have been prepared in accordance with the books and records of the Company on a basis consistent with the Annual Financials, (b) have been prepared via TBSI QuickBooks accounting program  consistently applied (subject, in the case of the Interim Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not, individually or in the aggregate, be materially adverse) and (c) fairly present in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of the operations of the Company and their cash flows for the respective periods covered thereby.

3.6.3. Except as set forth on Schedule 3.6.3, all inventory of the Company consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for immaterial obsolete items and items of below standard quality which have been written off or written down by the Company.  The inventory of the Company is located entirely in the Facilities.

3.7. Absence of Undisclosed Liabilities.

 The Company has no Liabilities except for (a) liabilities set forth on the face of the Most Recent Balance Sheet, (b) liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any tort or infringement or breach or violation of, or default under, a Disclosed Contract or Legal Requirement) and (c) Liabilities set forth on Schedule 3.7.

3.8. Absence of Certain Developments.

 Since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed on Schedule 3.8:

3.8.1. the Company has not (i) amended its organizational documents, (ii) amended any term of its outstanding equity interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, any Capital Stock;

3.8.2. the Company has not become liable in respect of any guarantee nor has incurred, assumed or otherwise become liable in respect of any Debt, except for borrowings in the Ordinary Course of Business under credit facilities in existence on the Most Recent Balance Sheet Date;

3.8.3. the Company has not permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance or sold, leased, licensed or otherwise disposed of any of its Assets, except for the sale of inventory in the Ordinary Course of Business, or terminated any contractual obligation that, if in place, would have been required to be disclosed on Schedule 3.18, or cancelled any material debts or claims;

3.8.4. the Company has not (i) discharged or satisfied any material Encumbrance or (ii) paid any material Liability, other than trade payables paid in the Ordinary Course of Business;

3.8.5. the Company has not (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Capital Stock, (ii) purchased, redeemed or otherwise acquired any Capital Stock or (iii) entered into, or performed, any transaction with, or for the benefit of, any Seller or any Affiliate of any Seller (other than Compensation payments made to officers, directors and employees in the Ordinary Course of Business);

3.8.6. there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

3.8.7. the Company has not increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any non-executive employee, former employee, consultant, former consultant, independent contractor, former independent contractor, or agent other than in the Ordinary Course of Business, (ii) any current or former executive officer, director or officer, (iii) any Seller other than in its capacity as an executive officer, director or officer, or (iv) any Affiliate of any Seller;

3.8.8. the Company has not made any loan or advance to, guarantee for the benefit of, or made any investment in, any Person (other than advances to an employee in the Ordinary Course of Business);

3.8.9. the Company has not entered into any material contractual obligation providing for the employment or engagement of any Person on a full-time, part-time, consulting, independent contractor or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant, in each case in excess of $25,000;

3.8.10. the Company has not made any change in any method of accounting or accounting practices or policies (other than the change from cash based to accrual based accounting) or made any write down in the value of its inventory that is material or that is other than in the Ordinary Course of Business or reversed any accruals or reserves (whether or not in the Ordinary Course of Business);

3.8.11. the Company has not engaged in any promotional sale or discount or other activity with any customer (other than in the Ordinary Course of Business) that has or would reasonably be expected to have the effect of materially accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods (including any failure to market and sell its products in normal commercial quantities and through normal commercial channels prior to the Closing);

3.8.12. the Company has not terminated or closed any material Facility, business or operation;

3.8.13. the Company has not adopted, amended or terminated any Employee Plan or collective bargaining agreement or other labor union contract or, except as required by the terms of the Employee Plan or applicable Legal Requirements, increased any material benefits under any Employee Plan;

3.8.14. the Company has not written up or written down any of its material Assets or revalued its inventory;

3.8.15. the Company has not entered into any agreement or commitment relating to capital expenditures exceeding $25,000 individually or in the aggregate;

3.8.16. the Company has not entered into any commitment to do any of the things referred to elsewhere in this Section 3.8; and

3.8.17. no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

3.9. Debt.

 The Company has no Liabilities in respect of Debt except as set forth on Schedule 3.9.  For each item of Debt, Schedule 3.9 correctly sets forth the debtor and the creditor.

3.10. Ownership of Assets; Sufficiency.

 The Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of its material Assets (other than Real Property, which is addressed in Section 3.12).  Except as disclosed on Schedule 3.10, none of the Assets (other than Real Property, which is addressed in Section 3.12) is subject to any Encumbrance other than any Permitted Encumbrances.  The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in or necessary to the conduct of the Business and are adequate and sufficient to conduct the Business.  All of the Assets have been maintained in all material respects in accordance with all applicable Legal Requirements and in accordance with industry standards. The Company does not control, directly or indirectly, or own any direct or indirect equity interest in any Person.

3.11. Accounts Receivables and Inventory.

3.11.1.                      All accounts and notes receivable reflected on the Most Recent Balance Sheet and to be reflected on the Accounts Receivable Statement, have arisen or will arise in the Ordinary Course of Business, are collectible in full within 120 days from the date of invoice, and, to Seller’s Knowledge there are no material disputes, contests, claims, counterclaims, or setoffs with respect to such Accounts Receivable that have not been reserved for in the Financials.

3.11.2.                      The inventory of the Company consists of material, products and supplies of a quantity and quality usable or saleable in the normal and ordinary course of its business as presently conducted and presently proposed to be conducted. The inventory is set forth on  Schedule 3.11.2, and shall be true and correct in all material respects.  Except as set forth on Schedule 3.11.2, the inventory of the Company is located entirely at the Company’s Facilities.  The Company is not committed to purchase inventories in amounts greater than are reasonably expected to be usable in the Ordinary Course of Business.

3.12. Real Property.

3.12.1. The Company does not own a fee simple interest in any real property.  Schedule 3.12 sets forth a true, correct and complete list, including addresses, of each leasehold interest in real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, the Company (the “Real Property”).  Schedule 3.12 also identifies, with respect to each Real Property, each lease, sublease, license or other contractual obligation under which such Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other contractual obligation (the “Real Property Leases”).   The Company has not entered into any written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than any Company) in possession of the Real Property.

3.12.2. The Company has a valid leasehold interest in and to the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

3.12.3. The current use of the Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any material Permits relating thereto.  The Real Property and its current use, occupancy and operation by the Company and the Facilities located thereon do not (a) constitute a nonconforming use or structure under, and are not in breach or violation of, or default under, any applicable building, zoning, subdivision or other land use or similar Legal Requirements, or (b) otherwise violate or conflict with any covenants, conditions, restrictions or other contractual obligations, including the requirements of any applicable Encumbrances thereto.

3.12.4. There is no pending or, to the Sellers’ Knowledge, threatened appropriation, condemnation or similar Action affecting the Real Property.  Within the past five years, there has been no material destruction, damage or casualty with respect to the Real Property.

3.12.5. The Facilities, including all buildings, structures, equipment and improvements that are located on or constitute part of the Real Property, are in good operating condition and repair (subject to normal wear and tear), and are adequate and sufficient in all material respects for the purposes for which such Facilities are used by the Company.  All material Permits necessary in connection with any construction upon, and present use and operation of, the Real Property and the lawful occupancy thereof have been issued by the appropriate Governmental Authorities.

3.13. Intellectual Property.

3.13.1. Except as disclosed on Schedule 3.13.1, the Company owns or has the right to use all Company Technology and all Intellectual Property Rights therein without any conflict with, or infringement of, the rights of any third parties.  Except for the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts identified on Schedule 3.13.4 or Off-the-Shelf Software and to the extent provided in such Inbound IP Contracts, none of the Company Technology or Company Intellectual Property Rights is in the possession, custody, or control of any third Person.

3.13.2. Except as disclosed on Schedule 3.13.2,   the Company (a) has not interfered with, infringed upon, diluted, misappropriated, or has otherwise violated any Intellectual Property Rights of any Person, (b) has not received any written notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology), or (c) has not agreed to or has a contractual obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation or violation with respect to any Intellectual Property Rights.  Except as disclosed on Schedule 3.13.2, to the Sellers’ Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights.

3.13.3. Schedule 3.13.3 identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights and other forms of registered Intellectual Property Rights and applications therefor, validly owned by or exclusively licensed to the Company (collectively, the “Company Registrations”).  Schedule 3.13.3 also identifies each trade name, each unregistered trademark, service mark, or trade dress owned or exclusively licensed by the Company that, in each case, is material to the Business.  For purposes of this Agreement, all items listed on Schedule 3.13.3 will be called “Scheduled Intellectual Property Rights”.

3.13.4. Schedule 3.13.4 identifies each agreement (a) under which the Company uses or licenses an item of Company Technology or Company Intellectual Property Rights that any Person besides the Company owns (the “Inbound IP Contracts”) other than Off-the-Shelf Software non-disclosure and confidentiality agreements entered into in the Ordinary Course of Business and (b) under which the Company has granted any Person any right or interest in Company Intellectual Property Rights including any right to use any item of Company Technology, other than non-disclosure and confidentiality agreements entered into in the Ordinary Course of Business (the “Outbound IP Contracts” and together with the Inbound IP Contracts, the “IP Contracts”). For the purposes of the foregoing, “Off-the-Shelf Software” means software, other than open source software, obtained from a third party (i) on general commercial terms and that continues to be widely available on such commercial terms, (ii) that is not distributed with or incorporated in any product or services of the Company, (iii) that is used for business infrastructure or other internal purposes, and (iv) was licensed for fixed payments of less than $25,000 in the aggregate or annual payments of less than $10,000 per year.

3.13.5. The Company has maintained commercially reasonable practices to protect the confidentiality of the Company’s confidential information and trade secrets.

3.14. Legal Compliance; Illegal Payments; Permits.

 The Company is not in breach or violation of, or default under, and has not at any time during the previous three years been in breach or violation of, or default under: (a) its organizational documents nor is there a basis which could constitute such a breach, violation or default; (b) any material Legal Requirement nor, to Sellers’ Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violation or defaults disclosed on Schedule 3.14.  No written notices have been received by, and no claims have been filed against, the Company alleging a violation of any Legal Requirement, and, to the Sellers’ Knowledge, the Company has not been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.  In the conduct of the Business, neither the Company nor, to the Sellers’ Knowledge, any of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.  The Company has been duly granted all material Permits under all Legal Requirements necessary for either (a) the conduct of the Business, or (b) the lawful occupancy of the Real Property and the present use and operation thereof.  Except as disclosed on Schedule 3.14, (a) such Permits are valid and in full force and effect, and (b) the Company is not in breach or violation of, or default under, any such Permit, and, to the Sellers’ Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default.  The representations and warranties set forth in this Section 3.14 do not apply with respect to Taxes (which are addressed in Section 3.15), employee benefit matters (which are addressed in Section 3.16), or environmental matters (which are addressed in Section 3.17).

3.15. Tax Matters.

3.15.1. The Company has filed, or has caused to be filed on its behalf (in each case, taking into account all applicable extensions of time to file), all Tax Returns required to be filed by it in accordance with all Legal Requirements.  The Company has not asked for any extension of time in order to file any Tax Return which extension is still in effect.  All such Tax Returns were true, correct and complete in all material respects; provided, however, that regardless of what may be reported on any Tax Returns of the Company on or before the date of this Agreement or through the Closing Date, neither the Company nor any of the Sellers makes any representation regarding (i) the amount of any net operating losses that are available to the Company for purposes of income Tax or similar Taxes, or (ii) any limitation on use of the Company’s net operating losses that might apply either before or after the Closing Date under Code Section 382 or under any other Tax law.  All Taxes due by the Company (whether or not shown on any Tax Return) have been paid in full.  No claim has been made in writing in the last seven years by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by or required to filed Tax Returns in that jurisdiction.  There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances.

3.15.2. The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company has complied in all material respects with all reporting and recordkeeping requirements.

3.15.3. There is no dispute, audit, investigation, proceeding or claim concerning any Tax Liability of the Company pending, being conducted, claimed or raised in writing to the Company by a Governmental Authority.  The Company has provided, or made available, to the Buyer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies filed, assessed against, or agreed to by the Company since January 1, 2009.

3.15.4. The Company has not waived any statute of limitations in respect of Taxes or Tax items which waiver is still in effect.  The Company has not agreed to or is not a beneficiary of any extension of time with respect to any Tax deficiency, any Tax that may be assessed or collected, or any adjustment to any Tax Return that may be made, which extension of time is still in effect.  The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company.

3.15.5. The unpaid Taxes of the Company (a) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

3.15.6. The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A) in a transaction intended to qualify under Section 355.

3.15.7. The Company has never been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than an “affiliated group” the common parent of which is the Company).  The Company is not a party to any contractual obligation the principal purpose of which is Tax sharing or Tax allocation.  The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.15.8. The Company is not nor has been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision (including of state, local or foreign Tax law)  by reason of any change in any accounting methods, or will not be required to make such an adjustment as a result of the Contemplated Transactions or to include any item in taxable income post-Closing (or exclude any item of deduction or loss post-Closing) as a result of such Code Section or similar provision, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.  To the Sellers’ Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method.

3.15.9. The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (c) installment sale or open transaction disposition made on or prior to the Closing Date, or (d) any prepaid amount received on or prior to the Closing Date.

3.15.10. The Company has not participated in or is not currently participating in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any “tax shelter” within the meaning of Code Section 6662.

3.15.11. Since January 1, 2010, the Company has not made, changed or revoked any material Tax election, elected any new or changed any method of accounting for Tax purposes, amended any Tax Return, or settled or compromised any Action in respect of Taxes.

3.16. Employee Benefit Plans.

3.16.1. For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

3.16.2. Schedule 3.16.2 lists all Employee Plans as to which the Company sponsors, maintains, contributes or is obligated to contribute, or under which the Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of the Company or the beneficiaries or dependents of any such Person (each a “Company Plan”).  With respect to each Company Plan, the Sellers have delivered to the Buyer true, accurate and complete copies of each of the following:  (a) the plan document together with all amendments thereto, (b) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (c) copies of current summary plan descriptions and each summary of material modifications thereto, (d) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination or opinion letter from the IRS, and, with respect to a request for a determination letter, a copy of any pending request for such determination, (e) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (f) in the case of any plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached.

3.16.3. Neither the Company nor any other Person that would be considered a single employer with the Company under the Code or ERISA has in the last six years maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

3.16.4. Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified.  Each Company Plan, including any associated trust or fund, has been administered in all material respects, in accordance with its terms and with applicable Legal Requirements.

3.16.5. All material contributions to, and premium payments on account of, each Company Plan as are required of the Company have been made on a timely basis.

3.16.6. There is no pending or, to the Sellers’ Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans.  No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.16.7. Except as required under Section 601 et seq. of ERISA or as set forth on Schedule 3.16.7, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.16.8. Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable Treasury Regulations) with respect to any service provider to the Company complies and has been operated in material compliance with the applicable requirements of Code Section 409A and the Treasury Regulations promulgated thereunder.

3.16.9. The Company, and the relevant plan administrator if other than the Company, have at all relevant times properly classified each provider of services to the Company as an employee or independent contractor, as the case may be, for all purposes relating to each Company Plan for which such classification could be relevant.  The Company has not incurred, and to the Sellers’ Knowledge, no circumstances exist under which the Company would reasonably be expected to incur, any Liability arising from the misclassification of employees as consultants or independent contractors, from the misclassification of consultants or independent contractors as employees, and/or from the misclassification of employees for wage and hour purposes.

3.17. Environmental Matters.

 Except as set forth in Schedule 3.17, (a) the Company is, and has been, in material compliance with all Environmental Laws, (b) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold or asbestos), substance or waste (each a “Hazardous Substance”) by Company, and to the Knowledge of Seller by any third party, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company, (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) to the Sellers’ Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by the Company except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Sellers have provided to the Buyer (to the extent that the Sellers possess such items) true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments, in each case as amended and in effect. The representations and warranties of this Section 3.17 constitute the Sellers’ sole representations and warranties with respect to the Company’s or the Real Property’s compliance with Environmental Laws or the presence of Hazardous Substances.

3.18. Contracts.

3.18.1. Except as disclosed on Schedule 3.18 (such documents, agreements and instruments disclosed thereon are referred to as the “Material Contracts”, the Company is not bound by or a party to:

(a) any contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for aggregate payments to or by the Company in excess of $25,000;

(b) (i) any capital lease or (ii) any other lease or other contractual obligation relating to equipment providing for aggregate rental payments in excess of $25,000, under which any equipment is held or used by the Company;

(c) any contractual obligation, other than Real Property Leases or leases relating to equipment, relating to the lease or license of any material Asset, including Technology and Intellectual Property Rights (and including all customer license and maintenance agreements) that is not included on Schedule 3.13.4;

(d) any contractual obligation relating to the acquisition or disposition of (i) any business of the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e) any contractual obligation under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above.

(f) any contractual obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

(g) any contractual obligation that grants, or agrees to grant, any customer a right to “most favored nation” pricing terms;

(h) any contractual obligation (or group of related contractual obligations) (i) under which the Company has created, incurred, assumed or guaranteed any Debt, (ii) under which an Encumbrance has been placed on any Asset or (iii) under which any other Person has guaranteed any Debt of the Company;

(i) any contractual obligation relating to confidentiality (except for nondisclosure or confidentiality agreements entered into in the Ordinary Course of Business) or non-competition restrictions or that otherwise restricts the conduct of the Business by the Company or limits the freedom of the Company to sell any product or provide any service, to engage in any line of business or to compete with any Person in any geographic area or to hire, solicit or retain any Person (whether the Company is subject to or the beneficiary of such obligation);

(j) any contractual obligation under which the Company is, or may become, obligated to incur any severance pay or other Compensation obligations which would become payable, directly or indirectly, by reason of this Agreement or the Contemplated Transactions (other than as a result of actions taken by the Buyer or any of its Affiliates in connection with the Contemplated Transactions at or after the Closing);

(k) any contractual obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder’s agreement or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions);

(l) any pension, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company’s current or former directors, officers, employees, independent contractors or consultants;

(m) any contractual obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting, independent contractors or other basis or otherwise providing Compensation or other benefits, including severance or change of control benefits, to any officer, director, employee, independent contractors or consultant (other than an Employee Plan);

(n) any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(o) any contractual obligation under which the Company has advanced or loaned an amount to any Person (other than to any of its Affiliates or employees in the Ordinary Course of Business);

(p) any contractual obligation with any Governmental Authority (including any contract or arrangement under which the Company has a “small business” or similar designation); and

(q) any other contractual obligation (or group of related contractual obligations) the performance of which involves consideration in excess of $25,000 over the life of such contractual obligation.

3.18.2. Each Material Contract and each contractual obligation required to be disclosed on Schedule 3.9 (Debt), 3.12 (Real Property), or 3.13 (Intellectual Property) or with a customer or supplier required to be disclosed on Schedule 3.20 (each, a “Disclosed Contract”) is enforceable against the Company, and to the Sellers’ Knowledge against any other Person that is party thereto, and is in full force and effect.  Neither the Company nor, to the Sellers’ Knowledge, any other party to any Disclosed Contract is currently in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract nor has any event occurred that with the lapse of time, or the giving of notice, or both, would constitute a default under any Disclosed Contract.  The Company has delivered to the Buyer true, accurate and complete copies of each written Disclosed Contract, in each case, as amended or otherwise modified and in effect.  The Company has delivered to the Buyer a written summary setting forth the terms and conditions of each oral Disclosed Contract.

3.19. Affiliate Transactions.

 Except as disclosed on Schedule 3.19, no officer, director, manager, employee, shareholder (including any Seller), member or Affiliate of the Company, or, to the Sellers’ Knowledge, any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any of the foregoing Persons owns any material beneficial interest, is a party to any contractual obligation with, the Company or has any interest in any of the Assets used in, or necessary to, the Business.  Schedule 3.19 contains a description of all services provided to or on behalf of the Company by any Seller or their Affiliates (other than the Company) and the costs associated therewith.

3.20. Customers and Suppliers.

 Schedule 3.20 sets forth a list of the Company’s top five customers and top five suppliers for each of the fiscal years ended December 31, 2012 and 2013.  Except as described on Schedule 3.20, the Company has not received notice, and to the Sellers’ Knowledge, that (a) any customer or supplier is considering or intends, anticipates or otherwise plans or expects to stop or materially decrease the amount of business done with the Company, (b) any customer has requested or received a decrease in the prices paid to the Company that is inconsistent with the terms of its existing agreement or order with the Company or (c) any supplier has requested or received an increase in the prices charged to the Company that is inconsistent with the terms of its existing supply agreement with the Company.  In addition, except as described on Schedule 3.20, the Company is not involved in any material claim or dispute with any customer or supplier of the Company.  Each agreement relating to such top five customers and suppliers is listed on Schedule 3.18 (Contracts).  There is no supplier of product to the Company for which practical alternative sources of supply are not generally available in the marketplace on comparable terms.

3.21. Employees.

 Except as disclosed on Schedule 3.21, there are no labor troubles (including any arbitration, grievance, work slowdown, lockout, stoppage, picketing or strike) pending, or to the Sellers’ Knowledge, threatened between the Company, on the one hand, and any employee, on the other hand, and there have been no such troubles at any time during the past five years.  Except as disclosed on Schedule 3.21, (a) no employee of the Company is represented by a labor union, (b) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative and there are no pending or threatened charges or complaints before the National Labor Relations Board or any analogous state or foreign Governmental Authority, (d) the Company has not, or is not currently, engaged in any unfair labor practice and (e) to the Sellers’ Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union.  Except as disclosed on Schedule 3.21, no executive officer’s or other key employee’s employment with the Company has been terminated for any reason nor has any such officer or employee notified the Company of his or her intention to resign or retire at any time during the past three years.  The Company has not implemented any plant closings or layoff of employees that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or any State or local analogy thereto.  Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment (whether of severance pay of otherwise) becoming due to any employee, officer, consultant, independent contractor, agent or director of any Seller or the Company, (ii) increase any benefit under any Employee Plan or (iii) result in the acceleration of the time of payment or vesting of any such payments or benefits.  The Company is in material compliance with all written employee and human resources personnel policies, handbooks and manuals (to the extent they contain enforceable obligations), and severance and separation agreements.

3.22. Litigation; Government Orders.

 There are no Actions (a) pending, or, to the Sellers’ Knowledge, threatened against or affecting, or pending or threatened by, the Company, or (b) pending, or, to the Sellers’ Knowledge, threatened against or affecting, the Company’s officers, directors or employees with respect their business activities, and to the Sellers’ Knowledge there are no facts making the commencement of any Action described in the foregoing clauses (a) or (b) reasonably likely.  The Company is not (i) the subject of any judgment, decree, injunction or Government Order nor (ii) plans to initiate any Action.  .

3.23. Product Warranties; Product Liability.

3.23.1. Except as set forth on Schedule 3.23.1, the Company does not provide guarantees, warranties or indemnities with respect to the performance or integrity of any of the products sold, manufactured, distributed or delivered by the Company.  Except as set forth on Schedule 3.23.1, the suppliers of products to the Company do not provide warranties with respect to such products or permit the Company to “pass through” any warranties to the Company’s customers upon the sale, distribution or delivery of such products by the Company.  Except as set forth on Schedule 3.23.1 (and except for other liabilities for which there is a reserve reflected in the Financials), there are no claims outstanding, pending or, to the Sellers’ Knowledge, threatened, and during the previous three (3) years no claims have been submitted to the Company, for breach of any guarantee or warranty relating to any products sold, manufactured, distributed or delivered by the Company and, to the Sellers’ Knowledge, there is no reasonable basis for any present or future claim giving rise to any such liability.  To the Sellers’ Knowledge, there is no material design defect with respect to any of the Company’s products.

3.23.2. Except as set forth on Schedule 3.23.2 (and except for other liabilities for which there is a reserve reflected in the Financials), there are no claims outstanding, pending, or, to the Sellers’ Knowledge, threatened, and during the previous three (3) years no claims have been submitted, alleging that the Company has any liability arising out of or relating to any injury to individuals or property as a result of the ownership, possession or use of any products sold, manufactured, distributed or delivered by the Company and, to the Sellers’ Knowledge, there is no reasonable basis for any present or future claim giving rise to any such liability.

3.24. Insurance.

Schedule 3.24 sets forth a true and complete list of all insurance policies in force with respect to the Company.  The list includes for each insurance policy the type of insurance policy, form of coverage, policy number and name of insurer.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, the Company is not in default thereunder and no notice of cancellation or termination has been received by the Company with respect to any such insurance policy.  Schedule 3.24 also describes any self-insurance or co-insurance arrangements by or affecting the Company, including any reserves established thereunder.  In addition, Schedule 3.24 contains a list of all pending claims and all material claims submitted during the previous three (3) years under any insurance policy maintained by the Company.  No insurer has (a) questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any insurance policy or (b) to the Sellers’ Knowledge, threatened to cancel any insurance policy. Except as disclosed on Schedule 3.24, the Company has not received notice from any insurer of any scheduled increase in premiums or material alteration of coverage, and none of such insurance policies provides for any retrospective premium adjustment or other experience-based liability on the part of the Company.

3.25. Powers of Attorney.

Except as disclosed on Schedule 3.25, The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof).

3.26. No Brokers.

 The Company has no Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

4.	INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each Seller hereby represents and warrants to the Buyer:

4.1. Power and Authorization.

 The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which he or she is a party and the consummation of the Contemplated Transactions related thereto are within the power and authority of such Seller and, if applicable, have been duly authorized by all necessary action on the part of such Seller.  This Agreement and each Ancillary Agreement to which such Seller is a party (a) has been duly executed and delivered by such Seller and (b) is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

4.2. Authorization of Governmental Authorities.

 No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which he or she is a party or (b) the consummation of the Contemplated Transactions by Seller.

4.3. Noncontravention.

 Except as disclosed on Schedule 4.3, neither the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement to which such Seller is a party nor the consummation of the Contemplated Transactions will: (a) violate any provision of any Legal Requirement applicable to such Seller; (b) result in a breach or violation of, or default under, any contractual obligation of such Seller; (c) require any action by or in respect of, any Person under any contractual obligation; or (d) if not an individual, result in a breach or violation of, or default under, such Seller’s organizational documents.

4.4. Title.

 Each Seller is the record and beneficial owner of the outstanding Shares set forth opposite such Seller’s name on Schedule 3.5 and has good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws and Seller’s applicable Restricted Stock Purchase Agreement.  Each Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Shares held by such Seller, free and clear of all Encumbrances (other than any restrictions imposed under the 1933 Act and applicable state securities Legal Requirements and restrictions on transfer as set forth in Seller’s applicable Restricted Stock Purchase Agreement).  The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Buyer at the Closing will be sufficient to transfer such Seller’s entire interest, legal and beneficial, in such Seller’s Shares and, immediately following the Closing, the Buyer will be the record and beneficial owner of such Shares, and have good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws or created by the Buyer. Except pursuant to this Agreement and Seller’s applicable Restricted Stock Purchase Agreement, there is no contractual obligation pursuant to which any Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire or vote any Shares or other equity interests in the Company.

4.5. No Brokers.

 Seller has no any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Sellers:

5.1. Organization.

 The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified to do business and in good standing in each jurisdiction where such qualification is required, except where the failure to so qualify has not had, and is not reasonably likely to have, a material adverse effect.

5.2. Power and Authorization.

 The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer.  This Agreement and each Ancillary Agreement to which the Buyer is a party (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.  The Buyer has the full power and authority necessary to own and use its assets and carry on the business currently conducted by it and to carry out the Contemplated Transactions.

5.3. Authorization of Governmental Authorities.

5.4.  No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions by the Buyer.

5.4	Noncontravention.

 Neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which it is a party nor the consummation of the Contemplated Transactions will: (a) violate any provision of any Legal Requirement applicable to the Buyer; (b) result in a breach or violation of, or default under, any contractual obligation of the Buyer; (c) require any action by or in respect of, any Person under any contractual obligation; or (d) result in a breach or violation of, or default under, the Buyer’s organizational documents.

5.5. No Brokers.

 The Buyer has no Liability of any kind to, nor is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions for which the Sellers or the Company could be Liable.

6.	COVENANTS.

6.1. Transaction Expenses; Debt.

 At or prior to the Closing, the Sellers will cause to be paid and satisfied in full (a) any and all Transaction Expenses and (b) all Debt required to be identified on Schedule 3.9.  At or prior to Closing, each Seller will, and will cause each of his or her Affiliates, to satisfy all liabilities he or she has to the Company in respect of Debt.

6.2. Sellers’ Release and Termination of Restricted Stock Purchase Agreement.

 Effective as of the Closing, each Seller hereby releases, remises and forever discharges any and all rights and claims that he, she or it has had, now has or might now have against the Company except for (a) rights and claims arising from or in connection with this Agreement and the Ancillary Agreements and (b) rights and claims arising from or in connection with claims asserted against such Seller by third parties for which the Buyer Indemnified Persons are not entitled to indemnification by such Seller pursuant to Section 10.2. Effective as of the Closing, each Seller and Company hereby agree to terminate the Restricted Stock Purchase Agreement entered into by Seller, which is listed on Schedule 3.5 and such agreement shall be of no further force or effect.

6.3. Confidentiality.

Each of the Sellers hereby agrees that such Seller will not, and that such Seller will cause his or her Affiliates not to, at any time on or after the Closing Date, directly or indirectly, disclose or use in any manner, any confidential or proprietary information of the Company or the Business, without the prior written consent of the Buyer in each instance, unless required for the performances of services to the Company following the Closing to the extent such Seller remains employed by the Company.

6.4. Publicity.

 No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer and the Sellers’ Representative; provided, however, that the provisions of this Section 6.10 will not prohibit (a) any disclosure required by any applicable Legal Requirements, (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions and (c) any disclosure by the Sellers and the Buyer to report and disclose the status of this Agreement and the Contemplated Transactions in the Ordinary Course of Business to their limited partners and Affiliates, so long as each such recipient is under an obligation to keep such disclosed information confidential.  For the avoidance of any doubt, each Seller acknowledges that the Buyer is a public company registered under the Exchange Act of 1934, as amended, and may be required to file this Agreement and a description of the material terms thereof (including the purchase price) in its current and period filings with the SEC, including on a Form 8-K following the Closing Date, and consents to any such required filing.

6.5. Noncompetition and Nonsolicitation.

 James C. Morizio shall enter into a Non-Competition and Non-Solicitation Agreement substantially in the form of Exhibit C hereto (the “Morizio Non-Competition and Non-Solicitation Agreement”).

6.6. Further Assurances.

 From and after the Closing Date, upon the request of either the Sellers’ Representative or the Buyer, each of the parties hereto will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out and/or evidence the Contemplated Transactions.

7.	DELIVERIES OF THE SELLERS AT THE CLOSING.

At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer the following:

7.1. Transfer Materials.

 The Sellers will have delivered to the Buyer evidence, reasonably satisfactory to the Buyer of the transfer of the Shares to the Buyer.

7.2. Resolutions.

 The Company will have delivered to the Buyer certified copies of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the Contemplated Transactions.

7.3. Good Standing Certificates.

 The Company will have delivered to the Buyer good standing certificates for the Company from its jurisdiction of organization and each jurisdiction in which the Company is qualified to do business as a foreign entity, in each case dated as of a recent date prior to the Closing Date.

7.4. Consents, etc.

 All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as set forth on Schedule 7.4 or as otherwise reasonably requested by the Buyer, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, and no such authorization, consent or approval will have been revoked.

7.5. FIRPTA Certificate.

 Each of the Sellers will have delivered to the Buyer a certification (in such form as may be reasonably requested by counsel to the Buyer) to the effect that such Seller is not a foreign Person for purposes of Section 1445 of the Code.

7.6. Ancillary Agreements.

 Each of the Ancillary Agreements will have been executed and delivered to the Buyer by each of the Sellers or the Sellers’ Representative, as applicable.

7.7. Resignations.

 The Buyer will have received the resignations, effective as of the Closing, of each officer and director of the Company specified on Schedule 7.7.

7.8. Pay-off Letters and Lien Releases.

 At or prior to the Closing, the Sellers will have delivered to the Buyer (a) payoff letters relating to all Debt of the Company required to be set forth on Schedule 3.9, which such payoff letters will include a process for release of related Encumbrances as of the Closing and (b) acknowledgements of payment in full from any Person that shall be paid Transaction Expenses pursuant to Section 2.3, in each case reasonably satisfactory to the Buyer.

7.9. Terminations.

 The Sellers will have provided written evidence of the termination of all agreements (if any) listed on Schedule 7.9, in each case, in form and substance reasonably satisfactory to the Buyer.

7.10. Employment Agreement.

 James Morizio will have executed and delivered to the Buyer the Employment Agreement.

7.11. Real Property.

 James Morizio will have executed and delivered a Lease for the Real Property owned by James Morizio in favor of the Company as a tenant in the form mutually agreed to by and between Mr. Morizio and the Buyer (the “Lease”).

8.	DELIVERIES OF THE BUYER AT THE CLOSING.

At the Closing, the Buyer shall deliver or cause to be delivered to the Sellers the following:

8.1. Proceeds at Closing.

 The Buyer will have delivered to the Sellers’ Representative the Enterprise Value, as adjusted in accordance with Section 2.4.

8.2. Resolutions.

 The Buyer will have delivered to the Sellers’ Representative certified copies of the resolutions of the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the Contemplated Transactions.

8.3. Consents, etc.

 All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority that are disclosed in Schedule 8.3 will have been obtained or made and no such authorization, consent or approval will have been revoked.

8.4. Escrow Agreement.

 The Buyer will have executed and delivered to the Sellers’ Representative the Escrow Agreement.

8.5. Real Property.

 The Buyer will have executed and delivered the Lease.

9.	CONDITIONS TO CLOSING.

9.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to Closing; of the following condition: each of Vinson Go, Lance Williams, Zeb Barrow, John McIntyre and Jacobus Mouton will enter into the Non-Competition and Non-Solicitation Agreements substantially in the form of Exhibit D hereto.

10.	INDEMNIFICATION.

10.1. Indemnification by the Sellers.

10.1.1. Indemnification.  The Sellers acknowledge and agree that the Buyer is entering into this Agreement and effecting the Contemplated Transactions specifically on the condition that the Sellers indemnify the Buyer in the manner set forth in Article 10.  Therefore, subject to the limitations set forth in this Article 10, (i) the Sellers, jointly and severally solely in respect of and to the extent of the Escrow Amount, and (ii) James Morizio in his capacity as a Seller (“Morizio”), agree to indemnify and hold harmless the Buyer and each of its Affiliates (including, after the Closing, the Company) and their respective directors, officers, shareholders, partners, members, employees, agents, consultants and advisors, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Liabilities, losses, damages, bonds, dues, assessments, fines, penalties, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), but excluding any liquidated, special, indirect, punitive or consequential damages, diminution in value, or lost profits (except to the extent payable in connection with a Third Party Claim) (collectively, “Losses”), which any such Buyer Indemnified Person may suffer, sustain or incur as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Company or any Seller, other than a Fundamental Representation, in this Agreement, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); (b) any breach of, or inaccuracy in, any Fundamental Representation (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); (c) any fraud, intentional misrepresentation or willful misconduct of the Company or any Seller related to this Agreement or any Ancillary Agreement; (d) any breach or violation of any covenant or agreement of the Company or any Seller pursuant to this Agreement or any Ancillary Agreement, and (e) any Excluded Liability or Excluded Liabilities.

10.1.2. Source of Payment and Indemnification Limitations.  All amounts owing to the Buyer Indemnified Parties pursuant to Section 10.1.1 will be paid (i) first through distributions from the then remaining balance of the Escrow Amount (if any) in accordance with this Agreement and the Escrow Agreement, and (ii) second, following the earlier of the exhaustion of the Escrow Amount or the disbursement of the then remaining Escrow Amount to the Sellers, by Morizio up to the Morizio Cap.  The Sellers, other than Morizio, have no obligation to indemnify the Buyer Indemnified Persons except in respect of, and to the extent of, the Escrow Amount pursuant to the Escrow Agreement.  In addition to the immediately preceding sentence, Morizio has no obligation to indemnify the Buyer Indemnified Persons except to the extent of the Morizio Cap.  “Morizio Cap” means an amount equal to the sum of (a) the portion of the Purchase Price actually paid to Morizio pursuant to Section 2.3 (but in any event for the purposes of calculating the Morizio Cap, not less than $1,764,000), plus any payments made to Morizio under the Lease, minus any payments Morizio makes to the Company pursuant to Section 2.9.  The aggregate amount of Losses in excess of the Deductible Amount for which the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 10.1.1 shall not exceed the amount equal to the sum of any amounts recovered from the Escrow Amount plus the Morizio Cap, except in the case of Losses related to fraud.

10.1.3. Deductible.  The Sellers will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 10.1.1(a) in respect of Losses arising from the breach or inaccuracy in any representation or warranty described therein unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $50,000 (the “Deductible”) (at which point the Sellers will indemnify the Buyer Indemnified Persons for all such Losses in excess of such amount in accordance with and subject to the limitations set forth in Section 10.1.2.

10.2. Indemnification by the Buyer.

10.2.1. Indemnification.  Subject to the limitations set forth in this Article 10, the Buyer will indemnify and hold harmless each Seller and each Seller’s respective Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses which any such Seller Indemnified Person may suffer, sustain or incur as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); or (b) any fraud, intentional misrepresentation or willful misconduct  of the Buyer or any breach or violation of any covenant or agreement of the Buyer or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement or any Ancillary Agreement.

10.2.2. Monetary Limitations.  The Buyer will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 10.2.2(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds the Deductible (at which point the Buyer will indemnify the Seller Indemnified Persons for all such Losses in excess of such amount), and the Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 10.2.2(a)will not exceed $50,000.   Claims for indemnification described in clause (b) of Section 10.2.1 are not subject to the limitations set forth in this Section 10.2.2.

10.3. Time for Claims.

 No claim may be made or suit instituted seeking indemnification pursuant to Sections 10.1.1(a), 10.1.1(b), or 10.2.1(a) for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party (in the case of the Sellers, to the Sellers’ Representative) at any time prior to the twenty four month anniversary of the Closing Date, except that the representations and warranties set forth in (i) the first and second sentences of Section 3.10 (Ownership of Assets, Sufficiency) and in Section 3.1 (Organization), Section 3.2 (Power and Authorization), Section 3.3 (Noncontravention), Section 3.5 (Capitalization), Section 3.9 (Debt), and Section 3.26 (Brokerage) shall survive indefinitely and claims may be made at any time, and (ii) Section 3.15 (Tax Matters), Section 3.17 (Environmental Matters), and Section 3.21 (Employees) shall survive until thirty (30) days following the expiration of any applicable statutes of limitations (including extensions thereof) and claims may be initiated at any time during such period (collectively, the sections referred to in clauses (i) and (ii), the “Fundamental Representations”).

Claims for breach or violation of covenants pursuant to Sections 10.1.1(c), 10.1.1(d) and 10.1.1(e) or Section 10.2.1(b) are not subject to the foregoing time limitations set forth in this Section 10.3; rather, a claim for breach of a particular covenant or agreement may be made any time during the period in which such covenant or agreement survives in accordance with the term specified in this Agreement or the particular Ancillary Agreement, as applicable (or until the applicable statute of limitations has expired, if no term is specified).

For the avoidance of doubt, other than survival limitations for breaches of representations and warranties and covenants as set forth in this Section 10.3, there shall be no time limitation for bringing any other claim for indemnification pursuant to this Article 10.

10.4. Third Party Claims.

10.4.1. Notice of Claim.  If any third party notifies an Indemnified Party with respect to any matter which may give rise to an Indemnified Claim against an Indemnifying Party under this Article 10 (a “Third Party Claim”), then the Indemnified Party will promptly give written notice to the Indemnifying Party of such Third Party Claim; provided, however, that so long as such notice is delivered to the Indemnifying Party within the applicable time for claims set forth in Section 10.3, no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 10 except to the extent such delay actually and materially prejudices the Indemnifying Party; and, provided, further, that the Buyer may give notice of such claim to the Sellers’ Representative and deal solely with the Sellers’ Representative to resolve such claim (as opposed to dealing with any individual or particular Seller).

10.4.2. Assumption of Defense, etc.  1.1.1.  The Indemnifying Party, at its sole cost and expense, will be entitled to control the defense of any Third Party Claim and will have the right to defend the Indemnified Party against the Third Party Claim by appointing reputable counsel reasonably acceptable to the Indemnified Party, but only, in the case of Third Party Claims other than with respect to Taxes, so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days that it will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Third Party Claim involves only claims for monetary damages and does not seek an injunction or other equitable relief against the Indemnified Party, (c) the Indemnified Party has not been advised by counsel that a conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (d) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action, (e) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

10.4.3. Limitations on Indemnifying Party.  The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as the sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

10.4.4. Indemnified Party’s Control.  If the Indemnifying Party does not deliver the notice contemplated by clause (a) of Section 10.4.2 within fifteen days after the Indemnified Party has given notice of the Third Party Claim, at any time fails to conduct the defense of the Third Party Claim actively and diligently or is or becomes unable to conduct the defense of the Third Party Claim pursuant to Section 10.4.2, the Indemnified Party may defend.  If such notice is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 10.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).  In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 10.4.4, the Indemnifying Party will  remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 10.

10.5. No Circular Recovery.

Notwithstanding anything to the contrary in this Agreement, each Seller hereby agrees that he, she or it will not make any claim for indemnification against the Buyer, any Buyer Indemnified Person or the Company by reason of the fact that such Seller was a controlling person, director, employee or representative of the Company with respect to any claim brought by a Buyer Indemnified Person against any Seller relating to this Agreement or any of the Contemplated Transactions or that is based on any facts or circumstances that form the basis for an Indemnity Claim by a Buyer Indemnified Person hereunder.

10.6. Manner of Payment.

Any payment to be made by Sellers or the Buyer, as the case may be, pursuant to this Article 10 will be effected by wire transfer of immediately available funds from the Seller or the Buyer, as the case may be, to an account designated by the Sellers’ Representative or the Buyer, as the case may be, within five days after the determination thereof.  The Buyer Indemnified Persons will also be entitled to (but will not be required to) set off any amounts due or payable to any of the Buyer Indemnified Persons by Sellers pursuant to this Article 10 by setting off against any amounts otherwise due and payable by an of the Buyer Affiliated Person or any of their Affiliates under the Lease.

10.7. Remedies Exclusive.

Except (a) for remedies that cannot be waived as a matter of Legal Requirement, (b) for specific performance, injunctive relief or other equitable remedies, including, without limitation, in connection with breaches by a Seller of Sections 6.3 or 6.5 or the Ancillary Agreements,  or (c) in respect of claims based on fraud or criminal acts committed by or on behalf of a Seller, the indemnification provisions of this Article 10 shall be the sole and exclusive remedy for any breach of this Agreement from and after the Closing.

10.8. Tax Treatment.

All indemnification and other payments under this Article 10 will, to the extent permitted by law, be treated for all income Tax purposes as adjustments to the Purchase Price.  Neither the Buyer nor the Sellers will take any position on any Tax return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Legal Requirement.

10.9. Mitigation. An Indemnified Party shall take commercially reasonable steps to mitigate indemnifiable Losses to the extent required to do so by applicable Legal Requirements.

10.10. Knowledge and Investigation; Waiver.  The right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification pursuant to this Article 10 will not be affected by any investigation conducted for or on behalf of any party, or knowledge acquired (or capable of being acquired) at any time by any party or any party’s Representatives, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement.

11.	TAX MATTERS

11.1. Pre-Closing Income Tax Returns.

 The Sellers shall cause to be prepared all income Tax Returns required to be filed by the Company for all periods ending on or prior to the Closing Date (“Pre-Closing Periods”), and the Buyer shall file or cause to be filed all such Tax Returns as so prepared.  All such income Tax Returns for Pre-Closing Periods shall be prepared in accordance with the past practices of the Company and in compliance with all Legal Requirements.  Prior to filing any such income Tax Returns, the Sellers’ Representative shall provide drafts thereof for review and comment by the Buyer not less than twenty (20) days prior to the date such Tax Returns are due.  The Sellers shall not file any such Tax Returns without the written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed.  The Buyer agrees to pay all federal income taxes due and payable by the Company, which are calculated consistent with past practices and attributable to the period from January 1, 2014 through the Closing Date, up to a maximum amount of $175,000 (the “Tax Liability”).

11.2. Pre-Closing Non-Income Tax Returns and Straddle Returns.

 Buyer shall prepare or cause to be prepared and timely file or cause to be filed any Tax Returns of the Company for Straddle Periods and any Tax Returns of the Company for Pre-Closing Periods that are not income Tax Returns that are first due after the Closing Date (and have not been previously filed).  Prior to filing any such Tax Returns, Buyer shall provide drafts thereof for review and comment by the Sellers’ Representative not less than twenty (20) days prior to the date such Tax Returns are due.  Buyer shall not file any such Tax Returns without the written consent of the Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

11.3. Allocations.

 If the Company is permitted but not required under applicable state, local or foreign income Tax Legal Requirement to treat the day before the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.  For the Company, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company based upon or measured by net income, gain, receipts or expenses (e.g., payroll Taxes) for the portion of the period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date.  The amount of Taxes for a Straddle Period, other than Taxes of the Company based upon or measured by net income, gain, receipts or expense, which relate to the portion of the period ending on the Closing Date will be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

11.4. Tax Sharing Agreements.

 All agreements the principal purpose of which is Tax sharing or Tax allocation with respect to or involving the Company will be terminated by the Sellers at Closing and, after the Closing, the Company will not be bound thereby or have any Liability thereunder.

11.5. Certain Taxes and Fees.

 All transfer, documentary, sales, use, stamp, registration, real property transfer, recording, stock transfer and other similar Taxes and fees, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be shared equally by the Buyer and Sellers (any such amounts not properly paid when due by the Sellers shall be considered an Excluded Liability hereunder).  The Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Legal Requirements, the Sellers will join in the execution of any such Tax Returns and other documentation.

11.6. Cooperation on Tax Matters.

 From and after the Closing Date, the Buyer, the Company, and the Sellers will cooperate fully and promptly, as and to the extent reasonably requested by any of the other parties, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information).  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the assisting party or parties.

11.6.1. The Buyer shall not, nor shall it permit or cause any of its Affiliates or the Company to, amend, file, refile, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to Tax periods that begin on or prior to the Closing Date, without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned as long as such amendment or other modification will not and could not cause or increase any Seller’s Liability or amount of indemnification obligation to any of the Buyer Indemnified Parties, unless such amendment or modification is required to comply with applicable Legal Requirements.

11.6.2. Any refunds (and any interest thereon) of Taxes received by or with respect to the Company (or benefit of crediting an overpayment or over-accrual of Taxes and any interest thereon) that relate to a period (or a portion of a period) that ends on or prior to the Closing Date shall be for the account of the Sellers, and the Buyer shall pay or cause to be paid over to the Sellers’ Representative (for the benefit of the Sellers) any such amounts within thirty (30) days of receipt of such.

11.6.3. None of the Buyer or any of its Affiliates (including the Company) shall file or cause or permit to be filed any election under Section 338 of the Code (or comparable provision of other Legal Requirement) with respect to the transactions contemplated by this Agreement. None of the Buyer Indemnified Parties shall be entitled to any indemnification, and no Seller shall have any liability or obligation with respect to any indemnification, for or with respect to any Taxes or other costs that might arise or accrue to the Company, the Buyer, or any other Person by reason of, or in connection with, any breach of the first sentence of this paragraph by the Buyer or any of its Affiliates.

12.	MISCELLANEOUS

12.1. Notices.

 All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by U.S. certified or registered mail, return receipt requested (in which case, it will be effective upon delivery); or (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective upon delivery), in each case, to the address (or facsimile number) listed below:

If to any Seller, to the address set forth on the signature pages attached hereto, and if to the Sellers’ Representative, to:

Dr. James Morizio
President
Triangle BioSystems, Inc.
2224 Page Road, Suite 108
Durham, NC 27703
Telephone number:  (919) 361-2663

in either case, with a copy to (which shall not constitute notice to any Seller or the Sellers’ Representative):

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Telephone number: (919) 781-4000
Facsimile number: (919) 781-4865
Attention:  John M. Fuscoe, Esq.

If to the Buyer or the Company (after the Closing), to:

Harvard Bioscience, Inc.
84 October Hill Road
Holliston, MA 01746
Telephone number:  (508) 893-8999
Facsimile:  (508) 492-5732
Attention:  Chief Executive Officer

with copies to:

Burns & Levinson LLP
125 Summer Street
Boston, Massachusetts 02110
Facsimile:  (617) 345-3299
Attention:  Chad Porter, Esq.

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 12.1 to each of the other parties hereto.

12.2. Succession and Assignment; No Third-Party Beneficiary.

 Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No party may assign, delegate or otherwise transfer either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any of its lenders, (b) designate one or more of its Affiliates to perform its obligations hereunder and (c) assign any or all of its rights or obligations hereunder to any purchaser of all or substantially all of the consolidated assets of the Buyer, provided that in the case of each of clauses (a) through (c), no such assignment shall release the assigning party of its obligations hereunder.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and assignees, any legal or equitable rights hereunder, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.  Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Plan or any other employee benefit plan of the Company.

12.3. Amendments and Waivers.

 No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, the Company and the Sellers’ Representative, or in the case of a waiver, by the party (in the case of the Sellers, by the Sellers’ Representative) against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

12.4. Provisions Concerning Sellers’ Representative.

12.4.1. Each Seller hereby appoints James Morizio as the agent, proxy and attorney-in-fact for such Seller for all purposes under this Agreement (including full power and authority to act on the Sellers’ collective behalf).  Without limiting the generality of the foregoing, the Sellers’ Representative will be authorized to: (a) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Sellers necessary to effectuate the Closing and consummate the Contemplated Transactions; (b) take all actions on behalf of the Sellers with respect to the matters set forth in Sections 2.36, 2.7, and 2.48; (c) take all actions on behalf of the Sellers in connection with any claims made under Article 10, to defend or settle such claims, and to make payments in respect of such claims; (d) take all actions on behalf of the Sellers in connection with the escrow account established pursuant to the Escrow Agreement (including giving any instructions to the Escrow Agent, on behalf of the Sellers, to pay from such escrow account any amounts owed by Sellers pursuant to this Agreement); (e) execute and deliver, should it elect to do so in its sole discretion, on behalf of the Sellers, any amendment to this Agreement; and (f) take all other actions to be taken by or on behalf of the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement.

12.4.2. The Sellers’ Representative will not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and the Sellers will jointly and severally indemnify the Sellers’ Representative from any Losses arising out of its serving as the Sellers’ Representative hereunder.  The Sellers’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Buyer agrees, on behalf of itself, its Affiliates, and any Buyer Indemnified Party, that it will not look (nor shall any of its Affiliates or Any Buyer Indemnified Party be entitled to look) to the personal assets of the Sellers’ Representative, for any actions taken or  not taken while acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

12.4.3. Each Seller agrees that the Buyer will be entitled to rely on any action taken by the Sellers’ Representative, on behalf of the Sellers, pursuant to Section 12.4.1 above (each, an “Authorized Action”), and that each Authorized Action will be binding on each Seller as fully as if such Seller had taken such Authorized Action.

12.4.4. Upon the resignation, death, disability or incapacity of the initial Sellers’ Representative appointed pursuant to Section 12.4.1 above, the Sellers will be permitted by majority rule (voting on the basis of the percentages set forth on Schedule 3.5) to appoint a replacement reasonably believed to be capable of carrying out the duties and performing the obligations of the Sellers’ Representative hereunder (which will be subject to the approval of the Buyer, such approval not to be unreasonably withheld).

12.5. Entire Agreement.

 This Agreement, together with the Ancillary Agreements, and the schedules and the exhibits attached hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, including, that certain letter of intent dated August 5, 2014, by and among Buyer and the Company.

12.6. Schedules.

 Any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which it is reasonably apparent from the text of the disclosure that such fact or item applies to another Schedule.  The inclusion of information in any Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Sellers or the Company.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material.

12.7. Counterparts.

 This Agreement may be executed and delivered (including by facsimile transmission, pdf or other means of electronic signature) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

12.8. Severability.

 Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements and to otherwise give effect to the intent of the parties.

12.9. Headings.

 The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

12.10. Construction.

 The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties hereto intend that each representation, warranty, covenant and agreement contained herein will have independent significance.

12.11. Governing Law.

 This Agreement, the negotiation, terms and performance of this Agreement, the rights of the parties under this Agreement, and all Actions arising in whole or in part under or in connection with this Agreement, will be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.12. Jurisdiction; Venue; Service of Process.

12.12.1. Subject to the provisions of Section 2.6, solely with respect to the disputes referred to therein, each party to this Agreement, by its, his or her execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the state courts of the Commonwealth of Massachusetts or the United States District Court located in the Commonwealth of Massachusetts for the purpose of any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement, the Contemplated Transactions or the negotiation, terms or performance hereof or thereof, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it, he or she is not subject personally to the jurisdiction of the above-named courts, that venue in any such court is improper, that its, his or her property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred or removed to any court other than one of the above-named courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or prosecute any such Action other than before one of the above-named courts.  Notwithstanding the previous sentence, a party hereto may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

12.12.2. Each party hereto hereby (a) consents to service of process in any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement, the Contemplated Transactions or the negotiation, terms or performance hereof or thereof, in any manner permitted by Massachusetts law, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at its, his or her address specified pursuant to Section 12.1 will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.13. Specific Performance.

 Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties hereto agrees that, without posting bond or other undertaking, the other parties hereto will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 12.12.1 in addition to any other remedy to which it, he or she may be entitled, at law or in equity.  Each party hereto further agrees that, in the event of any action for an injunction or specific performance in respect of any such threatened or actual breach or violation, it, he or she will not assert that a remedy at law would be adequate.

12.14. Waiver of Jury Trial.

 TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE CONTEMPLATED TRANSACTIONS OR THE NEGOTIATION, TERMS OR PERFORMANCE HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO.  THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING AND ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Remainder of the page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

THE BUYER:	HARVARD BIOSCIENCE, INC.

	By:	/s/ Robert E. Gagnon
Name: Robert E. Gagnon
Title: Chief Financial Officer

THE COMPANY:	TRIANGLE BIOSYSTEMS, INC.

	By:	/s/ James C. Morizio
Name: James C. Morizio
Title: President

THE SELLERS’ REPRESENTATIVE:	By:	/s/ James C. Morizio
James C. Morizio

THE SELLERS:

/s/ James C. Morizio		/s/ Vinson Go
James C. Morizio		Vinson Go

/s/ Joe Krallinger		/s/ Pedro Irazoqui-Pastor
Joe Krallinger		Pedro Irazoqui-Pastor

/s/ Steve Makgill		/s/ Lance Williams
Steve Makgill		Lance Williams

/s/ Zeb Barrow		/s/ John Bender
Zeb Barrow		John Bender

/s/ John McIntyre		/s/ Jacobus Mouton
John McIntyre		Jacobus Mouton

[Signature Page to Stock Purchase Agreement]